Exhibit 99.1

Isoray Announces First Quarter Fiscal 2023 Financial Results

and Provides Update to Pending Merger

RICHLAND, WASHINGTON – November 10, 2022 – Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the first quarter fiscal 2023 ended September 30, 2022 and provided updates regarding the pending merger with Viewpoint Molecular Targeting.

Isoray CEO Lori Woods said the pending merger signifies a watershed moment in the evolution of the company. “The pending merger represents an exciting transformational opportunity for Isoray and all our stakeholders. It provides us with the opportunity to build on Isoray’s existing business with a pipeline of very exciting products that have the potential to change the paradigm of patient care,” Woods said.

Revenue for the first quarter of fiscal 2023 decreased 33% to $1.72 million versus $2.56 million in the prior year comparable period. The year over year decline in revenue was primarily the result of the isotope supply chain disruption in August that limited the company’s ability to supply customers with product during the quarter. The company’s core prostate brachytherapy revenue decreased 41% versus the first quarter of fiscal 2022. Prostate brachytherapy represented 68% of total revenue for the first quarter of fiscal 2023 compared to 77% in the prior year comparable period. Non-prostate brachytherapy revenue decreased 7% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy.

Gross profit as a percentage of revenues was 24.1% for the three months ended September 30, 2022 versus 40.1% in the prior year comparable period. First quarter gross profit decreased to $0.41 million versus $1.03 million in the first quarter of fiscal 2022. The year over year decrease was primarily the result of the decrease in sales resulting from the lack of isotope within the quarter which exceeded the decrease in total cost of product sales versus the year ago quarter.

Total operating expenses in the first quarter were $4.62 million compared to $3.30 million in the prior year period. Total research and development expenses increased 1% versus the prior year comparable period. The increase in research and development expenses was primarily the result of increased payroll expense due to annual merit increase and bonuses related to certain merger-related milestones which was offset by lower market research and consulting expenses versus the prior year comparable period.

Sales and marketing expenses increased 5% versus the prior year comparable period. The increase in sales and marketing expenses was driven primarily by increased payroll and benefits expense due to annual merit increases, new hires to replace sales professionals that left in fiscal 2022 and an increase in compensation payments to support sales professionals during the unplanned service disruption to ensure they did not leave due to the competitive labor environment. General and administrative expenses increased 69% versus the prior year comparable period. The increases in general and administrative expenses were primarily the result of legal expenses, third-party due diligence consulting, and investment banking expenses related to the merger with Viewpoint Molecular Targeting, Inc. Also contributing to the increase were payroll and benefits expense due to annual merit increases, bonuses related to merger-related milestones, D&O insurance expense, increased audit and legal fees, and increased travel.

The net loss for the three months ended September 30, 2022 was $4.07 million or ($0.03) per basic and diluted share versus a net loss of $2.24 million or ($0.02) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 142.1 million for the three months ended September 30, 2022 versus 141.9 million in the comparable prior year period.

Cash, cash equivalents, and short-term investments at the end of the first quarter of fiscal 2023 totaled $54.1 million and the company had no long-term debt. Stockholders’ equity at the end of the first quarter of fiscal 2023 totaled $57.7 million.

Conference Call Details

The company will hold an earnings conference call today, November 10, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (877) 545-0320. For callers outside the U.S., please dial (973) 528-0002.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/46923. The webcast will be available until February 10, 2023 following the conference call.

Contacts

Investor Relations: Mark Levin (501) 255-1910

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Follow us on LinkedIn and Twitter.

Safe Harbor Statement

Statements in this news release about Isoray’s future expectations, including: the anticipated synergies and benefits of the proposed merger with Viewpoint Molecular Targeting, Inc., the recovery from the supply chain disruption, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase, whether research and development we conduct will result in viable revenue opportunities, whether our market presence and growth will continue, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as whether the proposed merger with Viewpoint Molecular Targeting, Inc. is completed and, if so, whether the anticipated benefits of the merger are realized, including whether its pipeline of products reach the market, physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the inability to staff personnel of hospitals to perform our procedure and cancellations of patient surgeries as a result of a resurgence of the COVID-19 pandemic, whether all of our suppliers shut their facilities down again, the impact of the military situation in Ukraine on our ability to obtain supplies of Cesium-131 from Russia and the ability to make wire transfers to obtain supplies with the Russian banking system, whether revenues recover from the supply chain distribution, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors’ products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)
	September 30,	June 30,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$18,989	$55,890
Short-term investments	35,123	-
Accounts receivable, net	1,213	1,608
Inventory	1,553	1,396
Prepaid expenses and other current assets	662	435

Total current assets	57,540	59,329

Property and equipment, net	1,999	1,976
Right of use asset, net (Note 9)	445	512
Restricted cash	182	182
Inventory, non-current	2,271	2,333
Other assets, net	101	107

Total assets	$62,538	$64,439

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$2,495	$966
Lease liability	272	268
Accrued protocol expense	201	150
Accrued radioactive waste disposal	125	120
Accrued payroll and related taxes	637	509
Accrued vacation	271	253

Total current liabilities	4,001	2,266
Non-current liabilities:
Lease liability, non-current	186	256
Asset retirement obligation	649	640

Total liabilities	4,836	3,162
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; no shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 142,112,766 and 142,040,266 shares issued and outstanding	142	142
Additional paid-in capital	160,225	159,732
Accumulated deficit	(102,665)	(98,597)

Total stockholders' equity	57,702	61,277

Total liabilities and stockholders' equity	$62,538	$64,439

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended
	September,
	2022	2021

Sales, net	$1,717	$2,564
Cost of sales	1,303	1,535
Gross profit	414	1,029

Operating expenses:
Research and development	708	702
Sales and marketing	800	761
General and administrative	3,114	1,840
Total operating expenses	4,622	3,303

Operating loss	(4,208)	(2,274)

Non-operating income:
Interest income, net	140	31
Non-operating income	140	31

Net loss	(4,068)	(2,243)
Preferred stock dividends	-	-

Net loss applicable to common shareholders	$(4,068)	$(2,243)

Basic and diluted loss per share	$(0.03)	$(0.02)

Weighted average shares used in computing net loss per share:
Basic and diluted	142,072	141,915